Exhibit 99.3
INDEX TO FINANCIAL STATEMENTS
Salarius Pharmaceuticals, LLC

Salarius Pharmaceuticals, LLC
Unaudited Statements of Financial Position

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$5,771,247	$3,228,288
Restricted cash	—	2,903,493
Prepaid expenses and other current assets	241,343	249,086
Total current assets	6,012,590	6,380,867
Property and equipment, net	34,398	37,525
Other assets	60,851	195,431
Total assets	$6,107,839	$6,613,823

Liabilities and Members' Equity (Deficit)
Current liabilities:
Accounts payable	$963,534	$373,834
Accrued expenses	55,700	628,990
Due to related parties	7,202	5,946
Accrued series A preferred units	—	2,869,412
Deferred revenue	3,351,121	4,006,755
Total liabilities	4,377,557	7,884,937

Commitments and contingencies

Members' equity (deficit)	1,730,282	(1,271,114)
Total liabilities and members' equity (deficit)	$6,107,839	$6,613,823

See accompanying notes to financial statements.

Salarius Pharmaceuticals, LLC
Unaudited Statements of Operations

	Three Months Ended March 31,
	2019	2018

Revenue:
Grant revenue	$655,635	$158,079
Total revenue	655,635	158,079

Operating expenses:
Research and development	699,929	257,926
General and administrative	1,488,490	281,960
Total operating expenses	2,188,419	539,886

Operating loss	(1,532,784)	(381,807)

Other income:
Interest income	10,708	258
Total other income	10,708	258

Net loss	$(1,522,076)	$(381,549)

See accompanying notes to financial statements.

Salarius Pharmaceuticals, LLC
Unaudited Statements of Cash Flows

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(1,522,076)	$(381,549)
Adjustments to reconcile net loss to net cash
used in operating activities:
Profit interest common unit based compensation	35,407	—
Depreciation, amortization and impairment	114,707	3,726
Changes in operating assets and liabilities:
Due to/from related parties	1,256	56,168
Prepaid expenses	30,743	3,605
Accounts payable	589,700	212,357
Accrued expenses	(462,816)	(8,046)
Deferred revenue	(655,634)	(158,079)

Net cash provided by (used in) operating activities	(1,868,713)	(271,818)

Cash flows from financing activities:
Proceeds from issuance of series 1 preferred units	—	25,000
Proceeds from issuance of Series A preferred units and profit interest units	1,508,179	380,000

Net cash provided by financing activities	1,508,179	405,000

(Decrease) Increase in cash and cash equivalents and restricted cash	(360,534)	133,182
Cash and cash equivalents and restricted cash, beginning of period	6,131,781	519,337

Cash and cash equivalents and restricted cash, end of period	$5,771,247	$652,519

Noncash transactions:
Units issued to acquire license	110,474	—
Reclassified accrued series A preferred units to membership	2,869,412	—
Dividend Accretion on preferred redeemable stock	—	33,896

See accompanying notes to financial statements.

Salarius Pharmaceuticals, LLC
Unaudited Statements of Changes in Members' Equity (Deficit)

	Units			Amount
	Preferred Units	Common Unit	Profit Interest Common Unit	Total Members' Deficit

Balance at December 31, 2017	—	3,434	6,643	$(2,900,426)
Accrued dividend	—	—	—	(33,896)
Net loss	—	—	—	(381,549)
Balance at March 31, 2018	—	3,434	6,643	$(3,315,871)

	Units			Amount
	Preferred Units	Common Unit	Profit Interest Common Unit	Total Members' Equity (Deficit)

Balance at December 31, 2018	3,391	3,434	6,945	$(1,271,114)
Issuance of preferred units for cash	4,035	—	350	4,377,591
Issuance of common units for license	—	91	—	110,474
Equity based compensation, issuances	—	—	137	35,407
Equity based compensation, forfeitures	—	—	(96)	—
Net loss	—	—	—	(1,522,076)
Balance at March 31, 2019	7,426	3,525	7,336	1,730,282

See accompanying notes to financial statements.

SALARIUS PHARMACEUTICALS, LLC
NOTES TO UNAUDITED FINANCIAL STATEMENTS
NOTE 1. ORGANIZATION AND OPERATIONS
Nature of Business
Salarius Pharmaceuticals, LLC (“Salarius”, the “Company”) was incorporated in Delaware in October 2010 and is located in Houston, Texas. Salarius is a clinical-stage biotechnology company focused on developing effective cancer treatments for patients who need them most. Salarius’ lead compound, Seclidemstat, is in Phase 1 to treat patients with Ewing sarcoma, a devastating pediatric bone cancer with no targeted therapies currently available.
Merger with Flex Pharma
On January 3, 2019, Salarius, Flex Pharma, Inc. (“Flex Pharma”) and Falcon Acquisition Sub, LLC (“Merger Sub”), a wholly owned subsidiary of Flex Pharma, entered into an Agreement and Plan of Merger (“Merger Agreement”). Pursuant to the Merger Agreement, among other matters, Merger Sub merged with and into Salarius, with Salarius continuing as a wholly owned subsidiary of Flex Pharma and the surviving company of the merger. The merger was closed on July 19, 2019. After the merger, Flex Pharma was renamed Salarius Pharmaceuticals, Inc. The merger was accounted for as a reverse acquisition business acquisition with Salarius being deemed the acquiring company for accounting purposes. See Note 3.
Going Concern and Management's Plan
The accompanying financial statements have been prepared on the basis that Salarius will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. Salarius has not generated any revenue from product sales to date and has suffered recurring losses from operations since its inception. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities should the Company be unable to continue as a going concern.Salarius will require substantial additional capital to fund its research and development expenses related to its oncology drug Seclidemstat. Based on Salarius’ expected cash requirements, Salarius believes that there is substantial doubt that its existing cash and cash equivalents and restricted cash, including the cash resources obtained from the merger with Flex Pharma, will be sufficient to fund its operations through one year from the financial statements issuance date.
In July 2019, Salarius merged with Flex Pharma. The Company intends to obtain additional capital through the sale of equity securities in one or more offerings to the public under a registration statement on Form S-3 previously filed by Flex Pharma. The Company may also consider new collaborations or selectively partnering its technology. However, the Company cannot provide any assurance that it will be successful in accomplishing any of its plans.
NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Unaudited Interim Financial Information
The accompanying interim financial statements are unaudited. These unaudited interim financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. Generally Accepted Accounting Principles (“GAAP”) for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2018 included elsewhere in this current report on Form 8-K/A. In the opinion of management, the unaudited interim financial statements reflect all the adjustments (consisting of normal recurring adjustments) necessary to state fairly the Company’s financial position as of March 31, 2019 and the results of operations for the three months ended March 31, 2019 and 2018. The interim results of operations are not necessarily indicative of the results that may occur for the full fiscal year. The December 31, 2018 balance sheet included herein was derived from the audited financial statements, but does not include all disclosures, including notes, required by GAAP for complete financial statements.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an on-going basis, Salarius’ management evaluates its estimates, including those related to revenue recognition, research and development, accrued expenses, contingencies and equity-based compensation. Salarius bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates. Changes in estimates are reflected in reported results in the period in which they become known.
Cash Cash Equivalents, and Restricted Cash
Salarius considers all highly liquid securities with original final maturities of three months or less from the date of purchase to be cash equivalents.
At June 30, 2019 and December 31, 2018, Salarius held restricted cash of approximately $0 and $2.9 million for the Series A Preferred proceeds, respectively.
At March 31, 2019, Salarius also held $3.7 million for funds received from Cancer Prevention and Research Institution of Texas, ("CPRIT"). These funds are to be used for costs for allowable expenses, primarily research and development expenses. The grant has a mandatory fund matching requirement. As of March 31, 2019, CPRIT fund matching requirements had not been fully met.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Maintenance and repairs that do not improve or extend the lives of the respective assets are expensed to operations as incurred, while costs of major additions and betterments are capitalized. Upon disposal, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Depreciation is recorded, once assets are placed in service, using the straight-line method over the estimated useful lives of the respective assets, which are as follows:

Asset classification	Useful life
Computer equipment	3 years
Laboratory equipment	5 years
Intangibles
Intangible assets that have finite useful lives are amortized over their useful lives, and are reviewed for impairment when warranted by economic conditions. Intangible assets are included in other assets in the Company's Statements of Financial Position.
Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the three months ended March 31, 2019, impairment charges related to long-lived assets was $110,474. There were no impairment charges related to long-lived assets for the three months ended March 31, 2018.
Fair Value of Financial Instruments
Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, are used to measure fair value:
Level 1-Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2-Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3-Significant unobservable inputs including Salarius’ own assumptions in determining fair value.
The Company believes the recorded values of its financial instruments, including cash and cash equivalents, restricted cash and accounts payable approximate their fair values due to the short-term nature of these instruments.
Financial Instruments and Credit Risks
Financial instruments that potentially subject the Company to credit risk include cash and cash equivalents and restricted cash. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Insurance is provided through the Federal Deposit Insurance Corporation (“FDIC”). Although the balances in these accounts exceed the federally insured limit from time to time, the Company has not incurred losses related to these deposits.
Revenue Recognition
Salarius source of revenue has been from a grant received from CPRIT. Grant revenue is recognized when qualifying costs are incurred and there is reasonable assurance that conditions of the grant have been met. Cash received from grants in advance of incurring qualifying costs is recorded as deferred revenue and recognized as revenue when qualifying costs are incurred.
Research and Development Costs
Research and development costs consist of expenses incurred in performing research and development activities, including pre-clinical studies and clinical trials. Research and development costs include salaries and personnel-related costs, consulting fees, fees paid for contract research services, the costs of laboratory equipment and facilities, license fees and other external costs. Research and development costs are expensed when incurred.
Equity-Based Compensation
Salarius measures equity-based compensation to employees and managers based on the grant date fair value of the awards and recognizes the associated expense in the financial statements over the requisite service period of the award, which is generally the vesting period. Equity-based compensation costs for nonemployee awards are recognized as services are provided.
In determining the threshold price for an incentive unit, Salarius’ board of managers determines the price at which an incentive unit would have a liquidation value of zero at the date of grant in setting the threshold price for incentive units. The board of managers considers the fair value of its assets and a third-party firm performs an analysis to determine the per unit amount that a holder would receive upon a distribution event. In determining the fair value of its assets, Salarius relies on independent third-party valuations, which take into account a variety of factors, including Salarius’ financial position and historical financial performance, the status of technological developments within Salarius’ products, the composition and ability of the current research and management team, an evaluation or benchmark of Salarius’ competition, the current business climate in the marketplace, the illiquid nature of the common stock and incentive units, arm’s-length sales of Salarius’ equity, the effect of the rights and preferences of the preferred unit holders, and the prospects of a liquidity event, among others.
The Company uses the Backsolve method which is similar to the Black-Scholes Merton Method and produced similar results. Assumptions utilized in the model for valuing the incentive units including expected volatility calculated based on implied volatilities from traded stocks of peer companies, dividend yield and risk-free interest rate. Additionally, forfeitures are accounted for in compensation cost as they occur. Incentive units do not have an expiration date, thus, the expected term of incentive units granted is determined based on the probability-weighted estimated term to a distribution event.
Income Taxes
Effective May 19, 2011, Salarius was organized as a limited liability company and elected to be taxes as a partnership under the Internal Revenue Code. As such, the Company's members are taxed on their proportionate share of the Company’s taxable income. Accordingly, no provision for federal income taxes is provided in the Company's financial statements.
The Company is subject to the Texas franchise tax, commonly referred to as the Texas margin tax. The Texas margin tax has been determined to be an income tax for accounting purposes. The computation of the tax liability is based on the Company's revenues reduced by certain deductions. Management has determined this tax to be immaterial and accordingly, there is no provision for Texas margin tax included in the accompanying financial statements.
Reclassification
Certain reclassifications have been made to the prior-year financial statements to conform to the current-year presentation.
Subsequent Events
The Company’s management reviewed all material events through September 18, 2019 (the date that the financial statements were available to be issued) for subsequent event disclosure consideration.
Application of New Accounting Standards
In February 2016, the Financial Accounting Standards Board (the “FASB”) issued guidance for accounting for leases. The guidance requires lessees to recognize assets and liabilities related to long-term leases on the balance sheet and expands disclosure requirements regarding leasing arrangements. The guidance is effective for reporting periods beginning after December 15, 2018 for public entities. The guidance must be adopted on a modified retrospective basis and provides for certain practical expedients. The Company adopted this guidance effective January 1, 2019 using the following practical expedients:
•the Company did not reassess if any expired or existing contracts are or contain leases
•the Company did not reassess the classification of any expired or existing leases.
Upon adoption of the new guidance on January 1, 2019, there was no impact on the Company’s financial statements.
Additionally, the Company made ongoing accounting policy elections whereby the Company (i) does not recognize ROU assets or lease liabilities for short-term leases (those with original terms of 12-months or less) and (ii) combines lease and non-lease elements of its operating leases.
NOTE 3. REVERSE ACQUISITION
On January 3, 2019, the Company, Flex Pharma and Merger Sub entered into the Merger Agreement. The merger was closed on July 19, 2019. After the merger, Flex Pharma was renamed Salarius Pharmaceuticals, Inc. The merger was accounted for as a reverse acquisition business acquisition with Salarius being deemed the acquiring company for accounting purposes. Salarius, as the accounting acquirer, recorded the assets acquired and liabilities assumed of Flex Pharma in the merger at their fair values as of the acquisition date. Salarius’ historical financial statements have replaced Flex Pharma’s historical consolidated financial statements with respect to periods prior to the completion of the merger.
Salarius was determined to be the accounting acquirer based on the following facts and circumstances: (1) members of Salarius owned approximately 80.7% of the voting interests of the combined company immediately following the closing of the transaction; (2) the majority of the board of directors of the combined company was composed of directors designated by Salarius under the terms of the Merger Agreement; and (3) existing members of Salarius management are the management of the combined company.

The business purposes of the merger included, among other purposes, obtaining the following potential advantages: (i) the combined organization’s resources would be immediately available to support Salarius’ research on Seclidemstat; and (ii) the public company status would allow the Company greater potential access to additional capital.
At the closing of the merger, each outstanding common unit, profits interest common unit and Series A Preferred unit of Salarius converted into the shares of Flex Pharma’s common stock (subject to the payment of cash in lieu of fractional shares and after giving effect to a 25 to 1 reverse stock split of Flex Pharma’s common stock) at a conversion ratio formulae described in the Merger Agreement.
In addition, at the closing of the merger, Flex Pharma distributed one right per share of common stock to stockholders of record. Each right entitles such stockholders to receive a warrant to purchase shares of the combing company’s common stock six months and one day following the closing date of the merger.
NOTE 4. PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets at March 31, 2019 and December 31, 2018 consisted of the following:

	March 31, 2019	December 31, 2018
Prepaid clinical trial expenses	$189,351	$210,333
Prepaid insurance	7,349	16,484
Other prepaid and current assets	44,643	22,269
Total prepaid expenses and other current assets	$241,343	$249,086
NOTE 5. COMMITMENTS AND CONTINGENCIES
License Agreement with the University of Utah Research Foundation
In 2011, Salarius entered into a license agreement with the University of Utah, under which, the Company acquired license to LSD 1. In exchange for the license, Salarius issued equity ownership, granted revenue sharing rights on any resulting products or processes to commence on first commercial sale, and milestone payments based upon regulatory approval of any resulting product or process as well as on the second anniversary of first commercial sale.
Cancer Prevention and Research Institute of Texas
In June 2016, the Company entered into a Cancer Research Grant Contract with Cancer Prevention and Research Institute of Texas ("CPRIT"), pursuant to the contract, CPRIT awarded Salarius a grant of approximately $18.7 million to fund development of LSD 1 inhibitor. This is a 3-year grant award originally expired on May 31, 2019. A six-month extension was approved by CPRIT in May 2019. The grant now expires on November 30, 2019 with extensions available.
The Company will retain ownership over any intellectual property developed under the contract ("Project Result"). With respect to non-commercial use of any Project Result, the Company agreed to grant to CPRIT a nonexclusive, irrevocable, royalty-free, perpetual, worldwide license with right to sublicense any necessary additional intellectual property rights to exploit all Project Results by CPRIT, other governmental entities and agencies of the State of Texas, and private or independent institutions of higher education located in Texas, for education, research and other non-commercial purposes.
The Company is obligated to make revenue-sharing payments to CPRIT with respect to net sales of any product covered by the contract, up to a maximum repayment of 400% of the aggregate amount paid to the Company by CPRIT under the CPRIT contract. The payments are determined as a percentage of net sales, which may be reduced if the Company is required to obtain a license from a third party to sell any such product. In addition, upon meeting the foregoing limitation on revenue-sharing payments, the Company agreed to make continued revenue-sharing payments to CPRIT of less than 1% of net sales.
The CPRIT Grant is subject to funding conditions including a matching funds requirement where Salarius will match 50% of funding from the CPRIT Grant. During December 31, 2018, Salarius received $9.6 million in advance from the CPRIT Grant. There was no funding received from CPRIT during the six months ended March 31, 2019. At March 31, 2019 and December 31, 2018, the Company had deferred revenue of $3,351,121 and $4,006,755, respectively, related to CPRIT contract.
Lease Agreement
The Company presently leases office space under operating lease agreements on a month to month basis.
NOTE 6. MEMBERS’ EQUITY (DEFICIT)
Series A Preferred Units
Salarius has 10,000 authorized Series A preferred units. During the three months ended March 31, 2019, the Company issued 4,035 Series A preferred units for $4,377,591 (net of offering cost of $10,617) of which, $2,869,412 was received in advance, in 2018. Series A preferred units carry a liquidation preference of an amount equal to the original purchase price of the respective Series A preferred units. Until the Series A preferred members have been paid an amount equal to the original purchase price, no distribution, other than a required distribution specified in the operating agreement, shall be made to other unit holders. The Company is also required to obtain written consent of either 51% of the Series A preferred members or the Series A preferred designee on the board of managers for issuing of units more senior than Series A preferred units, amending the operating agreement, increasing or decreasing the size of the board, and other major transactions. Each Series A preferred unit is convertible, at the election of the holder, into common units, at an original conversion price equal to the Series A Preferred units' original purchase price subject to adjustments for any unit splits, distributions paid in units, recapitalization or similar transactions with respect to the Series A preferred units and certain anti-dilution (down round) provisions. Upon the demand of the holders of a majority of the common units, the holders of the Series A preferred units shall vote, with all their voting right held, in favor of a change of control. Other than the situations described above, the Series A preferred units have the same voting rights, as common units.
Common Units
Salarius has 24,000 authorized common units. Each common unit grants the right of a single vote. Common units are junior to Series A preferred units in event of liquidation.
In December 2018, the Company agreed to grant an unrelated party 91 common units to acquire licenses for the DNMT1 inhibitor. The common unit grant was approved by the Company's board of managers in January 2019 although the license was granted in 2018. These units were valued at $110,474 based on a third-party valuation report and included in accrued liabilities at December 31, 2018.
Profit Interest Common Units (PICUs)
Salarius has 10,000 authorized profit interest common units. During the three months ended March 31, 2019, the Company issued 350 PICUs in connection with the Series A preferred units offering. These 350 PICUs vested immediately. Additionally, in January 2019, Salarius granted a total of 137 PICUs to two employees and one consultant with a vesting period from 9 months to 3 years. These PICUs have an aggregated fair value of approximately $83,000 that was calculated using the Backsolve method.
Each PICU issued shall, unless otherwise indicated in the Company's membership agreement, have an amount (a "Benchmark Amount") attributed to it at the time of issuance. The Benchmark Amount may vary among PICUs holders. A PICU holder is generally entitled to profit interests and related distributions from the Company after the satisfaction of all obligations to PIUCs holders and when profits and distributions attributed to the common unit holders equal the Benchmark Amount of the PICUs.

During the three months ended March 31, 2019, 96 units of PICUs were forfeited upon the termination of employees.
PICU compensation expense was $35,407 and $0 for the three months ended March 31, 2019 and 2018, respectively. As of March 31, 2019, there was $49,489 of unrecognized compensation cost related to Salarius’ non-vested PICUs.
NOTE 7. RELATED PARTIES
As of March 31, 2019 and December 31, 2018, the Company has $7,202 and $5,946 payable to Iterion Therapeutics (formerly BetaCat), respectively, for expenses Iterion paid on behalf of the Company. The Company's Chairman is a director of Iterion Therapeutics.
NOTE 8. SUBSEQUENT EVENTS
On July 19, 2019, the Company merged with Flex Pharma. See Note 3.